Exhibit 99.1

SeraCare Reports Second Quarter Fiscal Year 2011 Financial Results

-- Expands Realignment of Sales Organization to Support Future Growth Initiatives --
-- Conference Call Scheduled for 8:30 a.m. EDT Today --

MILFORD, Mass., May 12, 2011 -- SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its second quarter of fiscal year 2011, ended March 31, 2011.

“In the second quarter of fiscal 2011, we significantly expanded our efforts to upgrade the sales and marketing organization, a central component of our strategy to drive future revenue growth,” said Susan Vogt, President and Chief Executive Officer of SeraCare. “This group will operate under the leadership of Sean O’Connor, SeraCare’s new Vice President of Sales and Marketing. We anticipate that when this sales force initiative is completed at the end of this calendar year, we will have upgraded more than 50 percent of our sales team with new, highly experienced representatives. We also recently made strategic changes to our Board of Directors with the election of two new, outstanding members, Kevin Hrusovsky and Joseph Nemmers. Kevin and Joe bring a wealth of industry experience to the Board and I look forward to working closely with them.”

"During the second quarter, SeraCare continued to experience a moderation in revenues due to the ongoing sales force realignment, the conversion of a key customer to a new, jointly developed, custom-manufactured bulk product and the expiration of certain government contracts,” said Gregory Gould, Chief Financial Officer. “As a result, we believe the second half of fiscal year 2011 will continue to be a time of transition for the organization; however, we anticipate a return to growth during the first half of fiscal year 2012. We also remain committed to our long-term strategic goal of doubling SeraCare’s revenues over the next three to four years.”

SeraCare reported revenue of $11.0 million for the quarter ended March 31, 2011 compared to $12.9 million for the same quarter of the prior year, reflecting a 14 percent decrease. Gross margins decreased to 40 percent for the quarter compared to 43 percent for the same quarter of the prior year. SeraCare earned net income of $1.4 million and earnings per share on a basic and diluted basis of $0.07 for the quarter ended March 31, 2011 compared to net income of $2.1 million and earnings per share on a basic and diluted basis of $0.11 during the same period in fiscal 2010.

Recent Corporate Highlights:

•	Achieved eighth consecutive quarter of profitability during the second quarter of fiscal 2011

•
Appointed a highly experienced Vice President of Sales and Marketing, Sean O’Connor. Mr. O’Connor, previously Director of Strategic Accounts at Ortho Clinical Diagnostics, a Johnson & Johnson company, brings more than 15 years of sales management experience in growing product revenues and creating new channel opportunities to SeraCare.

•	Significantly expanded efforts to optimize the sales organization to drive growth, with a continued focus on diagnostics and pharmaceutical product sales in both North America and Europe

•	Introduced two new products in the second quarter of fiscal 2011

•	Increased cash balance to $16.9 million as of March 31, 2011

•	Generated $0.9 million in cash from operations during the quarter ended March 31, 2011, marking our ninth consecutive quarter of positive cash from operations

•	Added two new members to our Board of Directors, Kevin Hrusovsky and Joseph Nemmers—both with extensive experience in the life sciences industry

Conference Call Information:

The conference call will be webcast live over the Internet and can be accessed by logging on to the "Investor Center, Events" section of the SeraCare Life Sciences website at www.seracare.com. The call can also be accessed by dialing (800) 638-4930 (within the United States) or (617) 614-3944 (outside the United States). The passcode for participants is 86383782.

A replay of the call will be available approximately two hours after the live call concludes through May 19, 2011. To access the replay, dial (888) 286-8010 (within the United States) or (617) 801-6888 (outside the United States). The passcode is 31539364. The webcast will also be archived on the Company's website.

About SeraCare Life Sciences, Inc.:

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company's innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare's quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry. www.seracare.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. ("SeraCare" or the "Company"). All statements regarding our future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these assumptions will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, prolonged impairment of sales from changes in our sales organization, potential difficulties hiring sales personnel with the desired qualifications, revenue shortfalls arising from customer transitions to new products, unpredictability in large customer orders, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare's competitors, changes in the regulatory environment, delays in new product introductions, lack of market acceptance of new products, decreased healthcare spending, reduced margins resulting from a shift in revenue towards services, absence or loss of acquisition opportunities to higher bidders, potential failure to complete any announced acquisition, and potential failure of any acquisition to produce expected revenues, profits or synergies. Many of these factors are beyond our ability to control or predict.

Contacts:
Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

--Financial Tables to Follow--

 SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenue	$11,002,884	$12,851,370	$21,465,381	$24,108,475
Cost of revenue	6,603,463	7,292,792	13,098,073	13,633,123
Gross profit	4,399,421	5,558,578	8,367,308	10,475,352
Research and development expense	236,451	168,332	545,698	331,605
Selling, general and administrative expenses	2,868,420	3,407,817	5,815,348	6,668,223
Reorganization items	-	-	(846,094)	-
Operating income	1,294,550	1,982,429	2,852,356	3,475,524
Interest (expense) income, net	(8,943)	(25,925)	13,339	(230,650)
Other income, net	15,000	27,618	15,452	30,083
Income before income taxes	1,300,607	1,984,122	2,881,147	3,274,957
Income tax benefit	93,226	112,225	93,226	103,925
Net income	$1,393,833	$2,096,347	$2,974,373	$3,378,882

Earnings per common share
Basic	$0.07	$0.11	$0.16	$0.18
Diluted	$0.07	$0.11	$0.15	$0.18
Weighted average shares outstanding
Basic	18,905,062	18,828,199	18,882,888	18,783,747
Diluted	19,311,937	19,005,353	19,286,984	19,024,835

SERACARE LIFE SCIENCES, INC.

BALANCE SHEETS — UNAUDITED

	As of March 31, 2011	As of September 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$16,880,652	$16,074,915
Accounts receivable, less allowance for doubtful accounts of $40,000 as of both March 31, 2011 and September 30, 2010	6,838,605	7,288,133
Taxes receivable	5,910	118,486
Inventory	9,580,881	9,028,809
Prepaid expenses and other current assets	246,701	333,191
Total current assets	33,552,749	32,843,534
Property and equipment, net	6,140,561	5,970,179
Goodwill	4,284,979	4,284,979
Other assets	470,422	526,810
Total assets	$44,448,711	$43,625,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,891,533	$2,787,855
Accrued expenses and other liabilities	2,378,744	4,041,172
Current portion of long-term debt	43,471	55,994
Total current liabilities	4,313,748	6,885,021
Long-term debt	6,684	21,970
Other liabilities	2,136,835	2,216,916
Total liabilities	6,457,267	9,123,907
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value, 35,000,000 shares authorized; 18,905,971 and 18,853,584 shares issued and outstanding as of March 31, 2011 and September 30, 2010, respectively	18,906	18,853
Additional paid-in capital	104,866,516	104,351,093
Retained deficit	(66,893,978)	(69,868,351)
Total stockholders’ equity	37,991,444	34,501,595
Total liabilities and stockholders’ equity	$44,448,711	$43,625,502